                     AMERICAN INCOME 7 LIMITED PARTNERSHIP
                           FORM 10-Q--JUNE 30, 1995

                       NOTES TO THE FINANCIAL STATEMENTS

NOTE 5--RELATED PARTY TRANSACTIONS

  All operating expenses incurred by the Partnership are paid by AFG on behalf of the Partnership and AFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during each of the six month periods ended June 30, 1995 and 1994, which were paid or accrued by the Partnership to AFG or its Affiliates, are as follows:

                                                                  1995    1994
                                                                 ------- -------
   Equipment management fees.................................... $40,004 $56,391
   Administrative charges.......................................   7,878   6,000
   Reimbursable operating expenses due to third parties.........  35,102  26,651
                                                                 ------- -------
       Total.................................................... $82,984 $89,042
                                                                 ------- -------

  All rents and proceeds from the sale of equipment are paid directly to either AFG or to a lender. AFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Partnership. At June 30, 1995, the Partnership was owed $90,678 by AFG for such funds and the interest thereon. These funds were remitted to the Partnership in July 1995.